Grayscale Funds Trust 485BPOS

Exhibit 99(h)(viii)

EXHIBIT A

to the

INDEX SUBLICENSE AGREEMENT

Dated May 17, 2024

between

GRAYSCALE FUNDS TRUST

and

GRAYSCALE ADVISORS, LLC

(as of April 21, 2025)

Fund	Index Name
Grayscale Privacy ETF	Indxx Privacy Index
Grayscale Bitcoin Miners ETF	Indxx Bitcoin Miners Index
Grayscale Bitcoin Adopters ETF	Indxx Bitcoin Adopters Index